                       PERCEPTRON, INC. AND SUBSIDIARIES
          EXHIBIT 11, STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                                    Earnings Per Share                Earnings Per Share
                                                                       Three Months                      Nine Months
                                                                    Ended September 30,               Ended September 30,
                                                                  ------------------------         -------------------------
                                                                    1997           1996               1997           1996
                                                                  --------      ----------         ----------     ----------


A.   Net income                                                     $2,779,000  $1,541,000            $7,460,000  $3,260,000
                                                                    ----------  ----------            ----------  ----------

     Weighted average number of common shares outstanding            8,070,944   7,743,225             8,021,356   7,594,760

     Effect of the issuance of stock options and assumed
         exercise of stock options at prices which are lower
         than the average market price of the common shares
         during the period, using the treasury stock method
                                                                       402,047     633,215               469,563     702,530
                                                                    ----------  ----------             ---------  ----------
B.   Weighted average number of common shares and common
         equivalent shares for primary earnings per share            8,472,991   8,376,440             8,490,919   8,297,290
                                                                    ----------  ----------             ---------  ----------
     Weighted average number of common shares outstanding            8,070,944   7,743,225             8,021,356   7,594,760


         Effect of the issuance of stock options and assumed
         exercise of stock options at prices which are lower
         than the market price of the common shares at the
         end of the period, using the treasury stock method            427,292     633,215*              469,567     702,530*
                                                                    ----------  ----------            ----------  ----------
C.   Weighted average number of common shares and common
         equivalent shares for fully diluted earnings per share      8,498,236   8,376,440             8,490,923   8,297,290
                                                                    ----------- ----------            ----------  ----------

     Primary earnings per share (A/B)                               $     0.33  $     0.18                  0.88  $     0.39
                                                                    ==========  ==========            ==========  ==========

     Fully diluted earnings per share (A/C)                         $     0.33  $     0.18                  0.88  $     0.39
                                                                    ==========  ==========            ==========  ==========




*Average price was in excess of the period end price and therefore used for computing fully diluted earnings per share.

                                       16